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                                                                       Exhibit 4
                              NATHAN'S FAMOUS, INC.
                                  NON-QUALIFIED
                            STOCK OPTION AGREEMENT -
                         MIAMI SUBS CORPORATION OPTIONS


                  THIS AGREEMENT made as of the 1st day of October, 1999, by and between NATHAN'S FAMOUS, INC., a Delaware corporation ("Corporation"), _________________ ("Optionee").

                                 R E C I T A L S

                  WHEREAS, the Corporation and Miami Subs Corporation entered into a Merger Agreement dated as of January 15, 1999, as amended, pursuant to which the Miami Subs has become a wholly-owned subsidiary of the Corporation; and

                  WHEREAS, the Optionee was a holder of outstanding options to purchase shares of Miami Subs common stock; and

                  WHEREAS, pursuant to the terms of the merger agreement the Corporation has assumed the outstanding Miami Subs options and such options were converted into options to purchase shares of the Corporation's common stock, $.01 par value;

                  WHEREAS, this Agreement evidences the grant by the Corporation of such assumed option upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

                  1. Number of Shares and Price. The Corporation hereby grants to the Optionee an option ("Option") to purchase ________ shares of Common Stock. The option exercise price ("Option Price") is $_____ per share.

                  2. Term and Exercise. The Option shall be exercisable in whole or in part until ________ for all of the shares covered hereby. The Option shall not be exercised in part for less than 100 shares of Common Stock (unless there are fewer than 100 shares remaining to be exercised).

                  [Notwithstanding the forgoing, if Optionee ceases to have a relationship with the Corporation as an employee, director, officer or consultant, and such relationships terminate for any reason other than death, disability, or retirement, the term of this Option shall end and the exercisability of the Option shall cease thirty (30) days following the termination of the last remaining of such relationships.]

                  Upon the disability, retirement or death of the Optionee, he or his executors, administrators or the person or persons to whom the Option has been transferred by will or by the laws of descent and distribution, as the case may be, shall have twelve (12) months from the date of disability, retirement or death to exercise that Option.


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                  3. Payment. In exercising all or part of the Option, the
Optionee shall notify the Corporation in writing, of (a) the number of shares being purchased, (b) the total Option Price for the shares being purchased, (c) the exact name as it should appear on the stock certificate to be issued for the shares being purchased, and (d) the address to which the stock certificate should be sent. The shares being purchased may be paid for in whole or in part in (a) cash or (b) whole shares of Common Stock evidenced by negotiable certificates, at the Fair Market Value thereof on the date of exercise. Certificates for the purchased shares will be issued and delivered to the Optionee as soon as practicable after the receipt of such payment; provided that delivery of any such shares shall be deemed effected for all purposes when the stock transfer agent of the Corporation shall have deposited such certificates in the United States mail, addressed to Optionee, at the address specified pursuant to this Section 3.

                  4. Executors and Administrators. Whenever the word "Optionee" is used in any provisions of this Agreement under circumstances where the provision should logically be construed to apply to the executors, administrators, or the person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, the word "Optionee" shall be deemed to include such person or persons.

                  5. Transferability. The Option granted hereunder is not transferable by Optionee, in whole or in part, otherwise than by will or by the laws of descent and distribution and is exercisable during Optionee's lifetime only by him. No assignment or transfer of the Option granted hereunder, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right therein whatsoever, but immediately upon any such assignment or transfer the Option shall terminate and become of no further effect

                  6. Shareholder Status. Optionee shall not be deemed for any purpose to be a shareholder of the Corporation in respect of any shares as to which the Option granted hereunder has not yet been exercised. With respect to any shares which have been exercised under the Option, Optionee shall be deemed to be a shareholder when such shares have been issued to Optionee by the Corporation.

                  7. Reorganizations. The existence of the Option granted hereunder shall not affect in any way the right or the power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  8. No Exercise in Violation of Law. Notwithstanding any of the provisions hereof. Optionee hereby agrees that he will not exercise the Option granted hereby, and that the Corporation will not be obligated to issue any shares to the Optionee hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Optionee or the Corporation of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Board of Directors of the Corporation shall be final, binding and conclusive.

                  9. Adjustment Upon Change in Common Stock Should the Corporation effect one or more Common Stock dividends, stock splits, subdivisions, or consolidations of shares or other similar changes in capitalization then the terms of the Option may be adjusted as the Corporation's Board of Directors in its discretion shall determine to be equitably required.


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                  The issuance by the Corporation of shares of Common Stock of any class or securities convertible into shares of Common Stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the Option.

                  10. Effect on Employment. This Agreement shall not confer upon any employee any right to continue in the employ of the Corporation, or in any way affect any right and power of the Corporation to terminate the employment of any employee at any time with or without assigning a reason therefor.

                  11.      Tax Withholding.

                           (a)      Generally.  The Optionee may be required to
pay to the Corporation the amount of any such taxes which the Corporation is required to withhold with respect to Common Stock received upon exercise of the Option. At the request of Optionee, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld and paid over to the governmental entity entitled to receive the same.

                           (b)      Cashless Withholding.  Optionee may elect
(an "Election") to have the Corporation withhold from the shares of Common Stock to be issued pursuant to the exercise of an Option or to surrender to the Corporation shares already owned by the Optionee (which may be shares of Common Stock previously received upon an exercise of an Option) which shall be sufficient in value to satisfy applicable tax withholding obligations, or such other withholding arrangements requested by Optionee or as otherwise required as specified above. For purposes of such withholding or surrender, the shares withheld or surrendered shall be valued at their Fair Market Value on the date as of which the Participant first becomes subject to taxation for federal income tax purposes in respect of shares of Common Stock received upon exercise of the Option (the "Tax Date"). If the Fair Market Value on the Tax Date of the number of whole shares of Common Stock withheld or surrendered pursuant to an Election exceeds the withholding or other applicable tax obligations, a fractional share shall be paid to the Participant by the Corporation in cash as soon as reasonably practicable after the amount of such excess is determined by the Corporation. An Election may be made by Optionee with respect to all or part of a particular Option, to all or a specified class of previously granted Options, and/or to all or a specified class of Options which may be granted in the future.

                  An Election by Optionee shall be made prior to the applicable Tax Date and also shall meet each of the following additional requirements:

                           (iv) The Election, once made, shall be irrevocable;

                           (ii) The Election must be made either (1) during one
of the ten business day periods beginning on the third business day following the date of release of the Corporation's quarterly or annual summary statements of sales and earnings and ending on the 12th business day following such date; or (2) at least six months prior to the Tax Date for the Award to which the Election applies;

                           (iii) No Election may be made with respect to any
Award during the first six months after the grant of the Award, or with respect to any Option which has been exercised during the first six months after its date of grant and, if any Option with respect to which an Election is already in effect shall be exercised during the first six months after the date of grant, such Election shall, to the extent of such exercise or issuance of Shares of Common Stock, be deemed void, except that such


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limitations shall not apply if Optionee dies or is disabled prior to the expiration of such six-month period; and

                           (iv) The Board shall have sole discretion to consent
to or disapprove any Election made by Optionee, and if the Board disapproves such an Election, shares shall not be issued to the Optionee upon the exercise of an Option to which the disapproved Election applies until the Optionee shall have complied with the first sentence of this Section for satisfying tax withholding obligations.

                  Optionee may not make an Election with respect to shares of Common Stock issued pursuant to this Agreement if Optionee has previously filed an election under Section 83(b) of the Code in connection with this Option or in connection with the receipt of shares underlying this Option. The Election shall specify whether Optionee elects to have the withholding obligations met by withholding from the shares to be issued upon the exercise of Options or by surrender to the Corporation by Optionee of already owned shares of Common Stock. If the withholding obligations will be satisfied by the surrender to the Corporation or already owned shares of Common Stock, the Election shall be accompanied by certificates, with accompanying stock powers signed in blank, for a sufficient number of shares of Common Stock.

                  12. Corporation Successors. In the event the Corporation becomes a party to a merger, consolidation, sale of substantially all of its assets, or any other corporate reorganization in which the Corporation will not be the surviving corporation or in which the holders of the Common Stock will receive securities or another corporation (in any such case, the "New Corporation"), then the New Corporation shall assume the rights and obligations of the Corporation under the Agreement.

                  13. Governing Law. All matters relating to this Agreement shall be governed by the laws of the state of Delaware, without regard to the principles of conflict of laws.

                  14. Employee Benefit Plans. No amounts of income received by an Optionee pursuant to this Agreement shall be considered compensation for the purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Corporation or its subsidiaries.

                  15. Notices. All notices or communications by the Corporation to Optionee shall be delivered to the Optionee personally or be mailed to him at his address as appears in the records of the Corporation. All notices by the Optionee to the Corporation shall be delivered to the Secretary of the Corporation personally, or mailed to him at 1400 Old Country Road, Westbury, New York 11590. Either party may change the address for the delivery of notices by notifying the other party as provided herein.

                  16.      Definitions.

                  "Board" means the Board of Directors of the Corporation.

                  "Code" means the Internal Revenue Code of 1986 and any amendments thereto.

                  "Common Stock" means the $.01 par value per share Common Stock of the Corporation.

                  "Corporation" means Nathan's Famous, Inc., a Delaware corporation.

                  "Disability" means a physical or mental condition which prevents the Participant from engaging in any substantially gainful activity.


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                  "Fair Market Value" means, on any given date the closing
price, on the Nasdaq Stock Market or other exchange on which the Common Stock is trade.

                  "Retirement" means achieving the normal age of retirement as set by the Corporation policy.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                NATHAN'S FAMOUS, INC.

                                By:__________________________
                                      Ronald DeVos, Vice President

                                OPTIONEE:


                                By:______________________________


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